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Exhibit 10.18

Information Services Extended, Inc.
6301 Northwest Fifth Way, Suite 4000
Fort Lauderdale, FL 33309-6186
c/o Mr. Edgar Downs
President and Chief Executive Officer

April 14, 2005

Ladies and Gentlemen:

        As you know, Spencer Trask Intellectual Capital Company, a Delaware limited liability company ("STIC"), and International Business Machines Incorporated, a New York corporation ("IBM"), who, together own all the issued and outstanding shares of Information Services Extended, Inc., a Delaware corporation (the "Company"), plan to sell their outstanding shares of capital stock in the Company (the "Acquisition") to Aptas, Inc., a Delaware corporation (or any successor thereto or holding company or other entity owning such company or successor thereto) ("Aptas"), pursuant to the terms of a Stock Purchase Agreement, by and among Aptas, STIC and IBM (the "Purchase Agreement").

        It is agreed and understood that this letter agreement shall supersede, in its entirety, the terms of that certain letter agreement, dated December 15, 2004, delivered by the Company to STIC and myself, which prior letter agreement shall be null and void.

        On behalf of STIC, the controlling stockholder of the Company, I would like to confirm the following understanding with respect to employment matters as they relate to the proposed Acquisition:

  1.
  Following the closing of the Acquisition (the "Closing"), STIC shall contribute $300,000.00 in cash to the Company to fund payments due by the Company to the individuals and in the amounts set forth on Exhibit A hereto with respect to the employee retention agreements entered into with each such person, with such payments to be made by STIC to the Company when, as and if the Company is required to make payments to each such person under such person's respective agreement.

  2.
  Following the Closing and until the earlier to occur of (a) January 1, 2006, (b) an Acquisition or Asset Transfer of Aptas, each as defined in Aptas' Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware (a "Change of Control"), and (b) the Rescission (as defined in the Rescission Agreement, attached as an exhibit to the Purchase Agreement), each employee of the Company shall receive a base salary that is no less than such employee's base salary as of the date hereof.

  3.
  Following the Closing and until the earlier to occur of (a) January 1, 2006, (b) a Change of Control and (c) the Rescission, each employee (and each employee's family members to the extent such family members are covered or would have been covered under benefit plans of the Company prior to the Closing or who become eligible to participate as a result of a "qualifying event") of the Company shall continue to receive employee benefits which, in each case, are substantially similar to, and when taken as a whole, are no less beneficial to, such employee (and such employee's family members) than the employee benefits offered to such employee (and such employee's family members) on the date hereof. Any employee that is hired by the Company following the Closing shall, until the earlier to occur of (a) January 1, 2006, (b) a Change of Control and (c) the Rescission, be provided with an opportunity to participate in the employee benefit plans or programs maintained by the Company for the benefit of its employees of comparable position.

  4.
  With respect to matters regarding employee benefits, all employees of the Company who continue employment with Aptas or any affiliate or successor of Aptas (including without limitation, with the Company or any of its subsidiaries) (each, a "Continuing Employee") shall receive credit for his or her years of service with the Company (or years of service with IBM or any affiliate of IBM), in each case, prior to the Closing Date.

  5.
  Following the Closing, Aptas (a) shall, and shall cause the Company to, abide by and honor the terms of any agreement between the Company and any officer, employee or director of the Company that is set forth in Part 2.10 of the Company Disclosure Schedule to the Purchase Agreement under the heading "Employment-Related Agreements" (each, an "Employment-Related Agreement") and (b) shall not amend or modify any such Employment-Related Agreement without the written consent of the person(s) adversely affected by such amendment or modification.

  6.
  Following the earlier to occur of (a) January 1, 2006, (b) a Change of Control and (c) the consummation of the first firm commitment underwritten public offering of Aptas' common stock registered under the Securities Act of 1933, as amended (the "IPO") (such earlier date, the "Rescission Termination Date"), each Continuing Employee, as well as any employee that is hired by the Company after the Closing, shall be provided with an opportunity to participate in the employee benefit plans or programs maintained by Aptas for the benefit of its employees of comparable position (it being understood that equity incentive issues are handled pursuant to paragraph 8 below).

  7.
  Upon the expiration of the Company's existing directors and officers liability insurance policy, employment-related practices liability insurance policy and fiduciary liability insurance policy with Chubb Insurance Company (the "Existing Policies"), Aptas shall purchase or cause the Company to purchase an extended reporting period policy (commonly known as tail coverage) for a period of no less than one year and with coverage limits of no less than the coverage limits in effect under each of the Existing Policies as of the date hereof; provided, that, the cost of such coverage shall not exceed $150,000 (if the cost of such coverage does exceed $150,000, Aptas shall obtain the maximum amount of coverage possible at a cost of $150,000, with the amount of coverage under each policy to be determined by the Company's board of diectors). Aptas shall, as of the date hereof, add the Company and its officers and directors to its directors and officers liability insurance policy, employment-related practices liability insurance policy and fiduciary liability insurance policy on the same terms and with the same coverage amounts and limits as the other officers and directors of Aptas have as of such date.

  8.
  Subject to any applicable legal requirements solely with respect to persons who do not serve as employees or directors of, or consultants to, the Company or Aptas or any affiliate or successor of Aptas following the Closing who are not accredited investors within the meaning of Regulation D of the Securities Act of 1933, as amended, and in accordance with Section 1.4 of the Purchase Agreement, as soon as practicable following the Closing (but in any event no later than twenty (20) days following the Closing), each person holding an option to purchase shares of common stock of the Company under the Company's 2001 Stock Plan (a "Company Option") shall be given the opportunity to amend such person's Company Option to provide that (a) such optionee shall be prohibited from exercising any Company Option prior to the Rescission Termination Date; (b) that each Company Option held by such optionee shall be assumed by Aptas and shall become an option to purchase 0.1023 shares of common stock of Aptas, at an exercise price of $0.49 per share for those Company Options that have a $0.05 exercise price and at an exercise price of $0.59 for those Company Options that have a $0.06 exercise price, and on the same terms and conditions (except as otherwise provided in this paragraph 8) provided under such Company Options and the Company's 2001 Stock Plan as the same may have been modified on or prior to the date hereof by the Company's board of directors (includng, by way of example, the acceleration of the vesting of any such options by the Company's board of directors) and (c) in the case of any person holding a Company Option who is an employee or consultant of the Company on the date of Closing and whose relationship with the Company terminates (for any reason) more than 90 days prior to the Rescission Termination Date, then, notwithstanding anything to the contrary contained in the Company's 2001 Stock Plan or in the applicable Company Option, such person shall have the right to exercise such Company Option for a period of 90 days following the Rescission Termination Date.

  9.
  Following the Closing and until the Rescission Termination Date, the issuance of any option to purchase shares of common stock under Aptas' equity incentive plans shall require the approval of Kevin Kimberlin (or, if Mr. Kimberlin is not a member of the board of directors of Aptas, another member of the board of directors of Aptas or other person designated from time to time by STIC).

  10.
  In the event that any officers or other employees of Aptas or of any holding company or other entity in control of Aptas are granted registration rights with respect to their shares of capital stock of Aptas or shares obtainable by them upon exercise of options or warrants, those persons serving as officers or other employees of the Company immediately prior to the Closing, shall receive registration rights that are pari passu with and no less favorable with respect to their shares in the Company or Aptas or any successor thereto.

  11.
  Following the Closing and until the Rescission Termination Date, the Company's board of directors shall have three (3) members and the three (3) members shall be Mr. Kimberlin, Edgar Downs and Perry Evans (provided, that, in the case of the resignation of either Mr. Kimberlin or Mr. Downs, such replacement shall be appointed by STIC, and in the case of the resignation of Mr. Evans, the replacement shall be appointed by Aptas). The size of the board of directors of the Company shall not be expanded notwithstanding anything to the contrary contained in the Company's organizational documents or applicable law until after the Rescission Termination Date, unless Michael Hill serves as a member of the board of directors of the Company, in which case the board shall consist of four (4) members. Aptas waives the right to expand the authorized size of the board of directors of the Company beyond the limits set forth in this paragraph or to remove any member of the board of directors of the Company until the Rescission Termination Date.

  12.
  Following the Closing and until the Rescission Termination Date, the employment of any employee of the Company shall not be terminated without the written consent of either Mr. Kimberlin or Edgar Downs.

  13.
  Following the consummation of an IPO and no later than the date immediately prior to the date on which the lock-up period applicable to employees of Aptas and the Company expires (but in no event later than the date on which a Registration Statement on Form S-8 is filed covering employee stock options issued by Aptas), Aptas shall file a Registration Statement on Form S-8 covering the shares of Aptas common stock issuable upon exercise of the Company Options or any options issued in replacement thereof and take such actions as may be necessary to cause such Registration Statement to be declared effective as promptly thereafter as possible and to thereafter keep such Registration Statement effective. Notwithstanding the foregoing, if Aptas shall furnish to the Company a certificate signed by the chairman of the board of directors of Aptas stating that, in the good faith judgment of the board of directors of Aptas, it would be seriously detrimental to Aptas and its stockholders for such Form S-8 registration to be effected at such time, Aptas shall have the right to defer the filing of the Form S-8 registration statement for a single period of not more than sixty (60) days.

  14.
  Within fifteen (15) days following the Closing, Aptas shall communicate in writing the terms of this letter agreement to each of the employees of the Company so as to advise such employees of the impact of the Acquisition on their employment relations with the Company, which communication shall be in the form attached hereto as Exhibit B.

        This letter agreement cannot be amended without the consent of (a) STIC, (b) the Company and (c) Aptas.

Very truly yours,
SPENCER TRASK INTELLECTUAL CAPITAL COMPANY LLC
/s/ KEVIN KIMBERLIN Kevin Kimberlin Title: Non-Member Manager
Acknowledged and agreed:
INFORMATION SERVICES EXTENDED, INC.	APTAS, INC.
/s/ EDGAR DOWNS Edgar Downs President and Chief Executive Officer	/s/ PERRY EVANS Perry Evans President and Chief Executive Officer

EXHIBIT A
EMPLOYEE RETENTION ALLOCATION

Elizabeth Ramos	$50,000
Greg Gruse	$50,000
Edgar Downs	$47,500
Steven Klein	$47,500
John Kemp	$25,000
Lynn Hilkene	$25,000
William Montgomery	$25,000
Miles Wortman	$25,000
Hayley Goldfeld	$5,000

TOTAL:	$300,000

EXHIBIT B
LETTER TO EMPLOYEES

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  Exhibit 10.18